SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2005 (January 21, 2005)

KEY ENERGY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8038	04-2648081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Desta Drive
Midland, Texas  79705
(Address and Zip Code of Principal Executive Offices)

432/620-0300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 3.03.  Material Modification to Rights of Security Holders

On January 24, 2004, Key Energy Services, Inc. (the “Company”) announced that all of the conditions to the Consent Solicitation it commenced on January 7, 2005, relating to the Company’s outstanding 6 3/8% Senior Notes due 2013 and 8 3/8% Senior Notes due 2008 (collectively, the “Notes”) have been satisfied or waived with respect to the 8 3/8% Notes.  As previously announced, the effective time had already occurred with respect to the Consent Solicitation for the 6 3/8% Notes.

As a result, the Company, the Company’s subsidiary guarantors of the 8 3/8% Notes and the trustee all have executed and delivered the Sixth Supplemental Indenture with respect to the 8 3/8% Notes pursuant to which certain covenants have been amended to provide the Company until March 31, 2005 to comply with the financial reporting covenants in the indentures.  As previously announced, the Company, the Company’s subsidiary guarantors of the 6 3/8% Notes and the trustee all had executed and delivered the Fourth Supplemental Indenture with respect to the 6 3/8% Notes.

In consideration of the consents, the Company will pay to consenting holders of the Notes an amount equal to $2.50 for each $1,000 in principal amount of the Notes.  In addition, the Company will also pay to consenting holders of the Notes an amount equal to $2.50 for each $1,000 in principal amount of the Notes on the 1st day of each month through March 31, 2005 for which the reporting covenants have not been satisfied.

A copy of the Sixth Supplemental Indenture and the Company’s press release are filed as exhibits to this Form 8-K and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(c)          Exhibits.

4.1                                 Sixth Supplemental Indenture dated as of January 21, 2005, among Key Energy Services, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the Company’s 8 3/8% Senior Notes due 2008.

99.1                           Press Release dated January 24, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: January 24, 2005	By:	/s/ Richard J. Alario
Richard J. Alario
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

4.1

Sixth Supplemental Indenture dated as of January 21, 2005, among Key Energy Services, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the Company’s 8 3/8% Senior Notes due 2008.

99.1	Press Release dated January 24, 2005.